As filed with the Securities and Exchange Commission on July 31, 1997

                                                  Registration No. 333-27431

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                            POST-EFFECTIVE AMENDMENT NO. 1
                                        ON
                                     FORM S-8
                                        TO
                                     FORM S-4
                               REGISTRATION STATEMENT
                                      UNDER
                             THE SECURITIES ACT OF 1933*


                            Mercantile Bancorporation Inc.
                  (Exact Name of Registrant as Specified in Its Charter)

                   Missouri                            43-0951744
        (State or Other Jurisdiction of   (I.R.S. Employer Identification No.)
        Incorporation or Organization)

       P.O. Box 524, St. Louis, Missouri               63166-0524
     (Address of Principal Executive Offices)          (Zip Code)

                 Roosevelt Financial Group, Inc.'s Stock Option
                          Awards for Advisory Directors
           Roosevelt Financial Group, Inc.'s Amended and Restated 1986
                          Stock Option and Incentive Plan
              Roosevelt Financial Group, Inc.'s Stock Option Awards
                               for Certain Directors
           Roosevelt Financial Group, Inc.'s 1994 Non-Employee Director
                                 Stock Option Plan
           Roosevelt Bank Employees' Savings and Profit Sharing Plan
              Sentinel Financial Corporation's 1994 Stock Option Plan
        Kirksville Bancshares, Inc.'s 1991 Stock Option and Incentive Plan
       Community Charter Corporation's 1994 Non-Qualified Stock Option Plan
                       for Executive Officers and Directors
                              (Full Title of the Plans)

                                Jon W. Bilstrom, Esq.
                            General Counsel and Secretary
                            Mercantile Bancorporation Inc.
                                    P.O. Box 524
                            St. Louis, Missouri 63166-0524
                        (Name and Address of Agent For Service)
                                   (314) 425-2525
               (Telephone Number, Including Area Code, of Agent For Service)


                            CALCULATION OF REGISTRATION FEE

   Title of        Amount        Proposed        Proposed        Amount of
 Securities to      to be    Maximum Offering Maximum Aggregate Registration Fee
 be Registered  Registered(2) Price Per Share   Offering Price

  Common Stock, 407,097 shares      (3)             (3)             (3)
 $0.01 par value (1)

 (1) Includes one attached Preferred Share Purchase Right per share.

 (2) Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plans. Does not reflect a 3-for-2 stock split announced by the Registrant and applicable to holders of record on September 10, 1997. The number of shares issuable pursuant to outstanding option awards will be adjusted for the stock split. Had the stock split been effected prior to the date hereof, 610,646 shares of the Registrant's Common Stock would be issuable under the outstanding option awards.

 (3) Not applicable. All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the Registrant's Form S-4 Registration Statement (333-27431) on May 19, 1997.

 * Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the procedure described in Part II under "Introductory Statement."



                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         INTRODUCTORY STATEMENT

                   Mercantile Bancorporation Inc. (the "Company" or the "Registrant") hereby amends its Registration Statement on Form S-4 (Registration No. 333-27431) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 ("Amendment No. 1") with respect to up to 407,097 shares of the Company's Common Stock, par value $0.01 per share ("Company Common Stock"), issuable in connection with the following plans (the "Plans") of Roosevelt Financial Group, Inc. ("RFG"):

              (a)  RFG's Stock Option Awards for Advisory Directors;

              (b)  RFG's Amended and Restated 1986 Stock Option and
                   Incentive Plan;

              (c)  RFG's Stock Option Awards for Certain Directors;

              (d)  RFG's 1994 Non-Employee Director Stock Option Plan;

              (e)  Roosevelt Bank Employees' Savings and Profit Sharing
                   Plan;

              (f)  Sentinel Financial Corporation's 1994 Stock Option
                   Plan;

              (g)  Kirksville Bancshares, Inc.'s 1991 Stock Option Plan;
                   and

              (h) Community Charter Corporation 1994 Non-Qualified Stock Option Plan for Executive Officers and Direc-tors.

         All such shares of Company Common Stock were previously in-cluded in the Form S-4.

                   On July 1, 1997, RFG, a Delaware corporation, was merged (the "Merger") with and into Ameribanc, Inc., a Missouri corporation ("Merger Sub") and a wholly owned subsidiary of the Registrant, pursuant to an Agreement and Plan of Reorganiza-tion, dated December 22, 1996, between the Registrant and RFG
         (the "Merger Agreement"). As a result of the Merger, each out-standing share of common stock, par value $.01 per share ("RFG
         Common Stock"), with certain specified exceptions, was con-verted into either $22.00 in cash or shares of Company Common
         Stock pursuant to the exchange ratio (the "Exchange Ratio") and

         allocation procedures set forth in the Merger Agreement. Due to an oversubscription for the available shares of MBI Common Stock and as a result of the allocation procedures set forth in the Merger Agreement, RFG shareholders who made a valid stock election received approximately 68% stock and 32% cash, which is equivalent to a distribution of .7852 shares of Company Common Stock and $7.10 in cash for each share of RFG Common Stock held. Also as a result of the Merger, shares of RFG Common Stock are no longer issuable upon the exercise of options to purchase RFG Common Stock ("RFG Options") pursuant to the Plans. Instead, participants in the Plans will receive in lieu of RFG Common Stock that number of shares of Company Common Stock equal to the number of shares of RFG Common Stock issuable immediately prior to the effective time of the Merger upon exercise of a RFG Option multiplied by the Exchange Ratio, with an exercise price for such option equal to the exercise price which existed under the corresponding RFG Option divided by the Exchange Ratio and rounded down to the nearest whole cent.

                   The designation of Amendment No. 1 as Registration No. 333-27431 denotes that Amendment No. 1 relates only to the shares of Company Common Stock issuable pursuant to the Plans and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

         ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                   The documents listed in (a) through (e) below are incorporated by reference in the registration statement. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing of this registration statement and prior to the filing of a post-effective amendment that indicates that all securi-ties registered hereunder have been sold, or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents.

                   (a) The Company's Annual Report on Form 10-K (Com-mission File No. 1-11792) for the year ended December 31, 1996;

                   (b) The Company's Quarterly Report on Form 10-Q (Commission File No. 1-11792) for the quarter ended March 31, 1997;

                   (c) The Company's Current Reports on Form 8-K (Com-mission File No. 1-11792), dated May 2, May 13, and July 14, 1997 and Form 8-K/A dated May 22, 1997;




                   (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 1-11792), dated March 5, 1993, and any amendment or report filed for the purpose of updating such de-scription; and

                   (e) The description of the Company's Preferred Share Purchase Rights contained in the Company's Registration State-ment on Form 8-A (Commission File No. 1-11792), dated March 5, 1993, and any amendment or report filed for the purpose of up-dating such description.

         ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

                   The legality of the shares of the Company Common Stock offered hereby has been passed upon for the Company by Jon W. Bilstrom, General Counsel and Secretary of the Company, who, as of July 31, 1997, beneficially owned less than 1% of the outstanding shares of Company Common Stock.

         ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                   Sections 351.355(1) and (2) of The General and Busi-ness Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the cor-poration, or is or was serving at the request of the corpora-tion as a director, officer, employee or agent of another cor-poration, partnership, joint venture, trust or other enter-prise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or pro-ceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or pro-ceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indem-nify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon applica-tion that such person is fairly and reasonably entitled to in-demnity for proper expenses. Section 331.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such



         action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably, incurred in connec-tion with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnifica-tion to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or, as provided in Article 12 of the Restated Articles of Incorpora-tion of the Registrant, which involved an accounting for prof-its pursuant to Section 16(b) of the Exchange Act.

                   Article 12 of the Restated Articles of Incorporation of the Registrant provides that the Registrant shall extend to its directors and executive officers the indemnification speci-fied in subsections (1) and (2) and may also extend the ad-ditional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such in-demnification and additional indemnification.

                   Pursuant to directors' and officers' lability in-surance policies, with total annual limits of $45,000,000, the Registrant's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Regis-trant, individually or collectively, or any matter claimed against them solely by reason of their being directors or of-ficers of the Registrant.

         ITEM 8.  EXHIBITS.

                   See Exhibit Index located at page 9 hereof.

         ITEM 9.  UNDERTAKINGS.

                   A.  The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this regis-tration statement: (i) to include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)



         which, individually or in the aggregate, represent a fundamen-tal change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such in-formation in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information re-quired to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or fur-nished to the Securities and Exchange Commission by the Regis-trant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                   (2) That, for the purpose of determining any li-ability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                   B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Secu-rities Act, each filing of the Registrant's annual report pur-suant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such secu-rities at that time shall be deemed to be the initial bona fide offering thereof.

                   C. Insofar as indemnification for liabilities aris-ing under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securi-ties and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, there-fore, unenforceable. In the event that a claim for indemnifica-tion against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful de-fense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the



         opinion of its counsel the matter has been settled by control-ling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pub-lic policy as expressed in the Securities Act and will be gov-erned by the final adjudication of such issue.



                                    SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registrant's Registration Statement on Form S-4 to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of St. Louis, State of Mis-souri, on the 31st day of July, 1997.

                                     MERCANTILE BANCORPORATION INC.


                                     By: /s/ Thomas H. Jacobsen
                                        Name:  Thomas H. Jacobsen
                                        Title:  Chairman of the Board,
                                                President and Chief
                                                Executive Officer


                   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the fol-lowing persons in the capacities indicated on the 31st day of July, 1997.


            Signature                     Title


        /s/ Thomas H. Jacobsen    Chairman of the Board,
        Thomas H. Jacobsen        President, Chief Executive
        Principal Executive Of-   Officer and Director
        ficer


        /s/ John Q. Arnold        Senior Executive
        John Q. Arnold            Vice President and
        Principal Financial Of-   Chief Financial Officer
        ficer


        /s/ Michael T. Normile    Senior Vice President --
        Michael T. Normile        Finance and Control
        Principal Accounting Of-
        ficer


           Signature                    Title


                   *              Director
        Harry M. Cornell, Jr.


                   *              Director
        William A. Hall


                   *              Director
        Thomas A. Hays


                   *              Director
        Frank Lyon, Jr.


                   *              Director
        Robert W. Murray


                   *              Director
        Harvey Saligman


                   *              Director
        Craig D. Schnuck


                                  Director
        Alvin Siteman


                   *              Director
        Robert L. Stark


                   *              Director
        Patrick T. Stokes


                                  Director
        John A. Wright




         *By: /s/ Thomas H. Jacobsen
              Attorney-in-Fact

         Thomas H. Jacobsen, by signing his name hereto, does sign this document on behalf of the persons named above, pursuant to a power of attorney duly executed by such persons and previously filed.


                                  EXHIBIT INDEX

         Exhibit
         Number    Description

         4.1 Rights Agreement, dated as of May 23, 1988, between the Company and Mercantile Bank, as Rights Agent (in-cluding as exhibits thereto the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and the form of Rights Certificate), filed as Exhibits 1 and 2 to the Company's Registration Statement No. 0-6045 on Form 8-A, dated May 24, 1988, is incorporated herein by reference

         5 Opinion of Jon W. Bilstrom as to the legality of the shares to be issued

         23.1      Consent of KPMG Peat Marwick LLP*

         23.2      Consent of Jon W. Bilstrom  (included in Exhibit 5)

         24 Power of Attorney (included on signature page to the Company's Registration Statement No. 333-27431 on Form S-4 dated May 19, 1997)

         99.1 Roosevelt Financial Group, Inc.'s Form of Stock Op-tion Agreement for Advisory Directors, filed as ex-hibit 4 to Roosevelt Financial Group, Inc.'s Regis-tration Statement on Form S-8 filed February 25, 1991, is incorporated herein by reference

         99.2 Roosevelt Financial Group, Inc.'s Amended and Re-stated 1986 Stock Option and Incentive Plan, filed as exhibit 4.9 to Roosevelt Financial Group, Inc.'s Registration Statement on Form S-8 filed August 15, 1994, is incorporated herein by reference

         99.3 Stock Option Agreements between Roosevelt Financial Group, Inc. and certain directors, filed as exhibit 4.4(a)-(l) to Roosevelt Financial Group, Inc.'s Reg-istration Statement on Form S-8 filed July 7, 1993, are incorporated herein by reference


         _____________________
         *Filed herewith.  All other exhibits were previously filed.


         99.4 Roosevelt Financial Group, Inc.'s 1994 Non-Employee Director Stock Option Plan, filed as exhibit 4.11 to Roosevelt Financial Group, Inc.'s Registration Statement on Form S-8 filed May 9, 1995, is incorpo-rated herein by reference

         99.5 Roosevelt Bank Employees' Savings and Profit Sharing Plan, filed as exhibit 4.9 to Roosevelt Financial Group, Inc.'s Registration Statement on Form S-8 filed September 29, 1995, is incorporated herein by reference

         99.6 Sentinel Financial Corporation's 1994 Stock Option Plan, filed as an exhibit to Sentinel Financial Corporation's definitive proxy statement on Schedule 14A, dated September 19, 1994, relating to its 1994 Annual Meeting of Stockholders, is incorporated herein by reference

         99.7 1991 Stock Option Plan of Kirksville Bancshares, Inc., filed as exhibit 10(d) to Kirksville Banc-shares, Inc.'s Annual Report on Form 10-K SB for the year ended March 31, 1993, is incorporated herein by reference

         99.8 Community Charter Corporation 1994 Non-Qualified Stock Option Plan for Executive Officers and
                   Directors*

         _____________________
         *Filed herewith.  All other exhibits were previously filed.

                                       -11-